Exhibit 10.29

EMPLOYMENT AGREEMENT REGARDING
CHANGE OF CONTROL OR SEPARATION OF SERVICE

This employment agreement (“Agreement”) is made and entered into effective as of January 28, 2007 (“Effective Date”), by and between Applied Optoelectronics, Inc. (“AOI” or the “Company”), whose address is 13111 Jess Pirtle Boulevard, Sugar Land, Texas 77478, and Chih-Hsiang (Thompson) Lin (“Executive”), whose address is 1906 Lake Front Drive, Missouri City, TX 77459.  This Agreement may sometimes refer to AOI and Executive singularly as a “Party” or collectively as the “Parties.”

1.  Confirmation of Employment At-Will

Executive’s employment with AOI has been, is, and shall continue to be on an at-will basis.  This means that either Executive or AOI may terminate Executive’s employment with the Company at any time and for any reason or no reason at all, except that if (i) a Change of Control of the Company shall have occurred and the Executive’s employment by the Company is thereafter terminated (whether by the Executive with Good Reason or the Company without Cause as provided in Paragraph 3), or (ii) Executive’s employment is terminated in certain other circumstances delineated in this Agreement, then the Executive shall be entitled to receive certain benefits as provided in this Agreement.

2.  Change of Control

A.            “Change of Control” shall be deemed to have occurred on the date that one or more of the following occurs:

(i)            Individuals who, on the date hereof, constitute the entire Board of Directors of the Company (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board; or

(ii)           (a) The consummation of any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (1) the shareholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate fifty-one percent (51%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Entity”) (or of its ultimate parent corporation or other entity, if any), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or (b) the filing of any plan for the liquidation or dissolution of the Company.

B.            For purposes of the definition of “Change of Control”:

(i)            “Affiliate” shall mean, as to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended (“Securities Act”), or any successor rule.

(ii)           “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

(iii)          “Person” shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiaries for or pursuant to the terms of any such plan.

(iv)          “Voting Securities” shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

3.  Termination Following a Change of Control

A.            If a Change of Control of the Company shall have occurred, any subsequent termination of Executive’s employment (i) by the Executive upon an Event of Termination for Good Reason (hereafter defined) or (ii) by the Company upon an Event of Termination for Cause (hereafter defined), shall be communicated by written notice to the other party.  If the notice is from the Company and states that the Executive’s employment by the Company is terminated by the Company as a result of the occurrence of an Event of Termination for Cause, the notice shall specifically describe the action or inaction of the Executive that the Company believes constitutes an Event of Termination for Cause.  If the notice is from the Executive and states that the Executive’s employment by the Company is terminated by the Executive as a result of the occurrence of an Event of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Executive believes constitutes an Event of Termination for Good Reason.

B.            An “Event of Termination for Cause” shall have occurred: (i) if Executive should be convicted of or pleads nolo contendre to any felony offense or to a crime that the Board determines, in its sole discretion, is a crime of moral turpitude (whether or not a felony); (ii) if Executive should commit willful misconduct (that is, done in bad faith or without reasonable belief that such action is in the best interest of the Company) or violate any law in connection with the performance of any of Executive’s duties, including, without limitation, (a) misappropriation of funds or property of the Company or any of its affiliates or customers, (b) securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its affiliates, or (c) making any material misrepresentation to the Board, the Company, or any of the Company’s affiliates; (iii) if Executive materially violates or fails to comply with any written Company policy; (iv) if Executive materially breaches any term of this Agreement; or (v) the willful and continued failure or neglect of the Executive to substantially perform his/her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness).  The Board shall not have Cause to terminate Executive’s employment under Paragraph 3.B. (iii), (iv), or (v) of this Agreement unless and until the Board provides written notice to Executive identifying Executive’s alleged violation of policy, breach of this Agreement, or failure to perform (or neglect of) any duty and Executive fails to cure such violation of policy, breach of this Agreement or failure to perform (or neglect of) any duty within 60 days.

C.            An “Event of Termination for Good Reason” shall have occurred in the event of any of the following:

(i)            Executive’s assignment to any duties or the significant reduction of Executive’s duties or a significant change of Executive’s title, any of which is inconsistent with his or her position or title with the Company and responsibilities in effect immediately prior to such assignment, except in each case in connection with a promotion.  For purposes of clarification, if Executive is not the President and CEO of the successor entity or its ultimate parent, if any, then Executive will have suffered a significant reduction of his/her duties which qualifies as an Event of Termination for Good Reason pursuant to this paragraph;

(ii)           reduction by the Company in Executive’s base compensation as in effect immediately prior to such reduction, provided that an Event of Termination for Good Reason shall not be deemed to have occurred where Executive’s base compensation is reduced as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect Executive;

(iii)          any purported termination of Executive by the Company (other than a voluntary resignation initiated by Executive, except for a voluntary termination initiated by Executive for the reasons described in this paragraph) which is not effected for disability or for Cause;

(iv)          the failure of any successor entity to the Company to expressly assume in writing the terms of this agreement; and

(v)           any material breach by the Company of any material provision of this agreement which has not been cured within 30 days of written notice to the Company by Executive of such breach.

4.  Severance Benefits

A.            If a Change of Control occurs and, within one year thereafter, the Executive’s employment by the Company is terminated by the Executive following an Event of Termination for Good Reason or by the Company otherwise than as a result of an Event of Termination for Cause, Executive will be entitled to receive benefits (“Change of Control Severance Benefits”) consisting of: (a) a lump sum payment equal to one year of Executive’s base salary as in effect immediately prior to the Change of Control (minus lawful withholdings); (b) a lump sum payment equal to the dollar amount of Executive’s full target bonus percentage as in effect immediately prior to the Change of Control (minus lawful withholdings); (c) a lump sum payment of $10,000 (minus lawful withholdings) that Executive may use for benefit continuation under COBRA or for any other purpose; and (d) accelerated vesting of Executive’s stock options under any stock option agreement(s) between Executive and AOI, meaning that all outstanding but unvested stock options shall be accelerated and fully vested, and all vested options shall be exercisable until the later of (i) the 15th day of the third month following the date at which the stock options would otherwise have expired in accordance with their original terms, (ii) December 31 of the calendar year in which the stock options would otherwise have expired in accordance with their original terms and (iii) such longer period (not to exceed twelve months following the Separation from Service (as defined in paragraph 4.0 below) as may be provided by the Treasury Department in the final regulations addressing Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that the foregoing shall not be construed to cause an incentive stock option to fail to meet the statutory requirements of Section 422 of the Code.

B.            If at any time prior to a Change of Control the Executive’s employment is terminated by the Company for any reason other than an Event of Termination for Cause or if Executive resigns because of an Event of Termination for Good Reason, Executive shall be entitled to receive payment equal to (i) a lump sum payment equal to one year of Executive’s base salary as in effect immediately prior to such termination (minus lawful withholdings); (ii) a lump sum payment equal to the dollar amount of Executive’s full target bonus percentage as in effect immediately prior to such termination (minus lawful withholdings); (iii) a lump sum payment of $15,000 (minus lawful withholdings) that Executive may use for benefit continuation under COBRA or for any other purpose (“Separation Benefits”).

C.            If payable under paragraph 4.A, the Change of Control Severance Benefits shall be paid on the later of the 60 day after the effective date of Executive’s “separation from service” (within the meaning of Section 409A and the regulations issued thereunder) (“Separation from Service”), or six months and one day after the Executive’s Separation from Service if the Executive is a “specified employee” (as that term is defined under Section 409A of the Code and the regulations issued thereunder) (“Specified Employee”) at the time the Executive becomes entitled to Change of Control Severance Benefits under this Paragraph.  If payable under paragraph 4.B, the Separation Benefits shall be paid periodically in installments over the twelve months following the Executive’s Separation from Service, in accordance with the Company’s regular payroll practices, provided that no payment shall be made prior to the 60th day after the effective date of Executive’s Separation from Service or six months and one day after the Executive’s Separation from Service if the Executive is a Specified Employee at the time the Executive becomes entitled to the Separation Benefits under this Paragraph.  Notwithstanding the foregoing, no Change of Control Severance Benefits or Separation Benefits shall be due under this Agreement unless (a) prior to the 60th day after the effective date of Executive’s separation from service, Executive has signed a release agreement (“Release Agreement”) that the Company will provide in which Executive releases any possible claims against the Company and all of its parents, divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors, and assigns; and (b) prior to the 60th day after the effective date of Executive’s separation from service, the seven day revocation period in the Release Agreement has expired without Executive’s revocation.  In the case of Separation Benefits, the Release Agreement shall also include a reasonable agreement to cooperate for a period of six months following the employment termination date and a mutual non-disparagement clause.

5.  Confidential Information and Trade Secrets

A.            AOI is engaged in the highly competitive business of the design, development, manufacture and sale of advanced optical components, including modules and circuitry, systems and processes (“Company’s Business”).  In this business, Company generates a significant amount of Confidential Information and Trade Secrets, certain of which it hereby agrees to share with Executive, and which Executive will have access to and knowledge of through or as a result of Executive’s employment with the Company.  As used in this Agreement, “Confidential Information and Trade Secrets” includes any information, data or compilation of information or data developed, acquired or generated by Company, or its employees (including information and materials conceived, originating, discovered, or developed in whole or in part by Executive at the request of or for the benefit of Company or while employed by Company), which is not generally known to persons who are not employees of Company, and which Company generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis.  “Confidential Information and Trade Secrets” may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by Company.

B.            “Confidential Information and Trade Secrets” includes, but is not limited to, the following information and materials:

(i)            Financial information of any kind pertaining to Company, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of Company or any of its products or lines of business;

(ii)           All information about and all communications received from, sent to or exchanged between Company and any person or entity which has purchased, licensed, exchanged or otherwise entered into a transaction with Company, or to which Company has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of Company’s Business (such person or entity being hereinafter referred to as customer or customers);

(iii)          Any and all information and records relating to Company’s contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of ladings, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any software, products or services which form any part of Company’s Business;

(iv)          All information regarding Company’s scientific, technical or technological information, designs, processes, procedures, formulas, equipment or systems, including without limitation, any components, modules, circuits, software, programs, codes, algorithms, calculations, drawings, plans, or specifications related to the development, design, construction, fabrication, manufacture, operation or furnishing of any software, products, services, or equipment which constitute any part of the Company’s Business, including Company Products.  As used in this Agreement, “Company Products” shall mean any and all computer software, optical component, module, circuitry, equipment, products, services, together with any updates, substitutions, enhancements or modifications thereof, and any user manuals, programming manuals and other documentation of any kind.

C.            Executive acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to Company.  Upon the termination of Executive’s employment with the Company, Executive shall promptly return such materials and all copies thereof in Executive’s possession to Company, regardless of whether such termination is the result of an Event of Termination for Good Reason or an Event of Termination for Cause (the “Termination Date”).

D.            During Executive’s employment with Company and thereafter, Executive will not copy, publish, convey, transfer, disclose nor use, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity (except Company) any Confidential Information and Trade Secrets; provided, that any copying or other prohibited use of Confidential Information and Trade Secrets shall not include copying or otherwise using

Confidential Information and Trade Secrets in connection with communications with current or potential customers or vendors that the Executive reasonably expects to have a direct benefit to the Company.  Executive will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Company.

E.            Executive acknowledges that any actual or threatened breach of the covenants contained herein will cause Company irreparable harm and that money damages would not provide an adequate remedy to Company for any such breach.  For these reasons, and because of the unique nature of the Confidential Information and Trade Secrets and the necessity to preserve such Confidential Information and Trade Secrets in order to protect Company’s property rights in the event of a breach or threatened breach of any of the provisions herein, Company, in addition to any other remedies available to it at law or in equity, shall be entitled to immediate injunctive relief against Executive to enforce the provisions of this Agreement and shall be entitled to recover from Executive its reasonable attorneys’ fees and other expenses incurred in connection with such proceedings.

6.  Covenant Not to Compete

A.            Throughout Executive’s employment with the Company, Company agrees to give Executive access to certain of its Confidential Information and Trade Secrets concerning Company’s Business and its employees, customers and customer representatives, suppliers and supplier representatives, and Company’s transactional histories as well as information about the logistics, details and expenses of Company in connection with any goods, products or services which form any part of Company’s Business.  Company agrees to provide this information to Executive in order to allow Executive to perform Executive’s duties under this Agreement, and to develop relationships with customers, customer representatives, suppliers and supplier representatives of the Company.

B.            Company agrees to provide, and to continue to provide, Executive with both specialized knowledge and education in Company’s Business, in order to allow Executive to perform Executive’s duties in an efficient, proper and effective manner.  Such knowledge and education may consist of verbal instructions and information, the furnishing of written materials, consultation and counseling, sales, staff and employee meetings, training sessions and seminars, in addition to formal or informal information and orientation methodologies and procedures.  Executive will have access to certain of Company’s transactional histories, and the details of prior purchases, sales, trades or exchanges, in order that Executive can learn Company’s Business and/or improve Executive’s skills, experience and knowledge.

C.            In consideration of Company’s employment of Executive as a highly valued employee, the Company’s agreement to provide Executive with access to certain Confidential Information and Trade Secrets, and the Company’s agreement to provide specialized knowledge and education, Executive agrees to refrain from competing with Company or otherwise engaging in Restricted Activities, as defined below, during the Restricted Period.

D.            Executive agrees that during the term of his employment with Company and for a period of one (1) year after the Executive’s employment with the Company terminates (the

“Restricted Period”), regardless of whether the termination occurs with or without cause and regardless of who terminates this Agreement, Executive will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities.

E.            “Restricted Activities” means and includes the following:

(i)            Conducting, engaging or participating, directly or indirectly, as the chief executive officer or division head, agent, independent contractor, consultant, partner, shareholder, investor, lender, underwriter, supplier, customer or in any other similar capacity, in any business that competes with any part of the Company’s Business;

(ii)           Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent, contract, part time or full time of the Company.  For purposes of this covenant “any other employee” shall refer to employees, consultants or others who are under contract to provide services to the Company and who are still actively employed by, or doing business with, the Company at the time of the attempted recruiting or hiring, or were so employed or doing business at any time within six (6) months prior to the time of such attempted recruiting or hiring; and

(iii)          Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to, or for the use or benefit of Executive or any other person or entity other than Company.

F.             “Restricted Area” shall mean and include each of the following:

(i)            Fort Bend County, Texas and Harris County, Texas;

(ii)           Within a twenty-five (25) mile radius of the location of any office, facility or other business location of any customer, customer representative, supplier or supplier representative; and

(iii)          Within a sixty (60) miles radius of any office, facility or other business location of Company.

G.            Executive acknowledges that this Agreement prohibits the performance of Restricted Activities from outside the Restricted Area into the Restricted Area.

H.            The Company and Executive acknowledge that the provisions contained in this Article 6 shall not prevent Executive or Executive’s Affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company’s Business if Executive and Executive’s Affiliates do not, directly or indirectly, beneficially own in the aggregate more than 5% of all classes of outstanding equity securities of such entity.

I.             Executive and the Company agree that this Covenant Not to Compete is ancillary to the Company’s agreement to employ the Executive as described by this Agreement, this Agreement’s provisions regarding severance benefits, and this Agreement’s provisions regarding non-disclosure of confidential information and trade secrets.

J.             Executive and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on Executive than is necessary to protect the property rights and other business interests of Company.

K.            If Executive fails to comply with, or breaches, or threatens to breach, any of the provisions herein, Company in addition to any other remedies available to it at law or in equity, shall be entitled to immediate injunctive relief to enforce the provisions of this Section 6 and shall be entitled to recover from Executive reasonable attorneys’ fees and other expenses incurred by Company in connection with such proceedings.

7.  General Provisions

A.            This Agreement may not be assigned by Executive.  This Agreement may be assigned in whole or in part by the Company to a successor in interest.  Executive expressly agrees to honor and accept such assignment or other transfer and, on the consummation thereof, to attorn to the Company’s assignee and to perform Executive’s duties and obligations under this Agreement for the benefit of the Company’s assignee as if the Company’s assignee were the Company.  Executive further agrees that, on the consummation of such assignment or other transfer, all references in this Agreement to the Company shall become and shall be deemed to be references to the Company’s assignee and the Company shall be relieved of all obligations under this Agreement.

B.            This Agreement shall be governed by, construed, and enforced in accordance with the internal, local laws, of the State of Texas (without regard to conflicts of law rules) and the obligations of the Company and Executive shall be performable in the State of Texas.  The Parties agree that proper jurisdiction and venue for any dispute arising under this Agreement are in state or federal court in Harris County, Texas.

C.            This Agreement contains the entire agreement between the Parties regarding any benefit Executive may receive from any type of change of control or separation benefits (as defined in this Agreement or otherwise) at AOI and supersedes and replaces all prior communications and agreements (oral or written) between Executive and the Company regarding any benefit Executive may receive from any type of change of control or separation benefits (as defined in this Agreement or otherwise) at AOI.  This Agreement does not extinguish any previous written stock option agreements between Executive and the Company; however, it modifies any previous written stock option agreements as provided in Paragraph 4 of this Agreement.  Except as provided in this paragraph C, this Agreement does not extinguish any other agreements between Executive and the Company.  Except as expressly provided in this Agreement, no variation, modification, or change of this Agreement shall be binding upon either Party hereto unless set forth in a document duly executed by both Parties.

D.            This Agreement is intended to express the Parties’ mutual intent, and irrespective of the Party preparing this document, no rule of construction shall be applied against such Party, as both Parties have actively participated in the preparation and negotiation of this Agreement.

E.            No Party’s waiver of the other Party’s breach of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure on either Party’s part to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure or default continues, shall not constitute a waiver by such Party of such Party’s rights under this Agreement.

F.             If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

G.            This Agreement shall inure to the benefit of and be binding on the undersigned Parties and their respective permitted successors and permitted assigns.  Whenever, in this Agreement, a reference to any Party is made, such reference shall be deemed to include a reference to such Party’s permitted successors and permitted assigns; however, neither this Paragraph 7.G. nor any other portion of this Agreement shall be interpreted to constitute a consent to any assignment or other transfer of this Agreement or any part hereof other than pursuant to and in accordance with this Agreement’s other provisions.

H.            The prevailing Party in any dispute between the Parties to this Agreement, arising out of the interpretation, application, or enforcement of any provision of this Agreement, shall be entitled to recover all of its reasonable attorneys’ fees and costs, whether suit be filed or not, including, without limitation, costs and attorneys’ fees related to or arising out of any arbitration, administrative proceedings, trial, or appellate proceedings, or petition for review before any other court or administrative body.

I.             Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company shall in good faith amend this Agreement to the limited extent necessary to comply with the requirements under Section 409A of the Code, and any regulations or other guidance issued thereunder, in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.

EXECUTED, in multiple counterparts, each of which shall have the force and effect of an original, on the Effective Date.

APPLIED OPTOELECTRONICS, INC.		EXECUTIVE
CHIH-HSIANG (THOMPSON) LIN

By:	/s/William H. Yeh	/s/ Chih-Hsiang (Thompson) Lin
Printed		signature
Name:	William H. Yeh
Title:	Director

Date: Jan. 28, 2007		Date: Jan. 28, 2007

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Chih-Hsiang (Thompson) Lin
Printed
Name:	Chih-Hsiang (Thompson) Lin
Title:	President

Date: Jan. 28, 2007